Exhibit 2
                                                                       ---------

[Logo of ECI]

       ECI TELECOM REPORTS CONTINUED REVENUE GROWTH AND IMPROVING RESULTS
--------------------------------------------------------------------------------

PETAH TIKVA, ISRAEL, MAY 6, 2004, ECI Telecom Ltd. (NASDAQ: ECIL) today announced its consolidated results of operations for the first quarter ended March 31, 2004.


      FIRST QUARTER RESULTS
Revenues in the first quarter of 2004 were $111 million compared to $109 million in the fourth quarter and $113 million in the first quarter of 2003. The company recorded a net loss for the first quarter of 2004 of $1.2 million or $0.01 per share, compared to a net loss of $13.6 million, or $0.13 per share, in the fourth quarter and a net loss of $7.8 million, or $0.07 per share in the first quarter of 2003. The results for the first quarter still include the results of ECtel Ltd. (NASDAQ: ECTX, 58% currently owned by ECI).

As previously announced, ECI will distribute 7.6 million of its shares in ECtel to ECI shareholders on May 10, 2004. After distribution of the shares, ECI will hold approximately 16% of ECtel's outstanding shares and will no longer consolidate ECtel's results on its income statement.

Excluding Ectel`s results, ECI's revenues in the first quarter of 2004 were $108 million, up from $103 million in the fourth quarter of 2003 and $103 million in the first quarter of 2003. (See tables 3(1), 3(2) and 3(3) for a full reconciliation of the GAAP results and the non-GAAP results, which exclude ECtel.) The net loss for the first quarter, excluding ECtel, was $2.9 million, compared to a net loss of $6.8 million in the fourth quarter of 2003 and $5.6 million in the first quarter of 2003.

To summarize the differences between the GAAP and pro forma results:

                               (in US $ millions)


                                     Q1 2004                Q1 2003
                                     -------                -------

Total ECI GAAP reported loss           (1.2)                 (13.6)

 ECtel impact on profit (loss)          1.7                   (6.8)

ECI NET LOSS EXCLUDING ECTEL           (2.9)                  (6.8)

Revenues of the OPTICAL NETWORKS DIVISION were $52 million in the first quarter of 2004 compared to $49 million in the fourth quarter and $42 million in the first quarter of last year. The operating loss in the quarter was reduced to $3.0 million from $8.7 million in the fourth quarter and $6.2 million in the first quarter of last year. Demand for the Division's products continues to be strong, and the company has ramped up production in order to meet this increasing demand. During the quarter, the company announced a multi-million dollar contract with the SK Group, a large Korean conglomerate, to advance its cellular network in preparation for 3G. It also began shipping the XDM-100(R) Multi-Service Provisioning Platform (MSPP), which is specifically designed and optimized for the access and cellular markets. The system has already gone live and is carrying traffic in Beijing, China. The Cellular market has become the Optical Division's primary focus.

The BROADBAND ACCESS DIVISION'S revenues increased sequentially to $48 million in the first quarter of 2004, from $47 million in the fourth quarter and as compared to $51 million in the first quarter of 2003. Operating income was $3.3 million compared to $3.9 million in the fourth quarter and $5.6 million in the first quarter of 2003. The Division continues to strengthen its position with key customers, as evidenced by the two-year extension of the contract with T-Com, a division of Deutsche Telekom. T-Com plans to deploy ECI's fourth generation Hi-FOCuS(TM) 4 Multi-Service Access Gateway (MSAG) to help meet its target of reaching at least 10 million T-DSL users by 2007 compared to approximately 4.5 million users today. In addition, both current and potential customers are increasing activity in triple play (voice, data, video), an area in which ECI has focused significant technology development. The Division has started large-scale deployment of its Hi-FOCuS 4 platform at a large Asian customer who will be using it for TV applications as well. During the quarter, the Division completed the transition of its VDSL product to the new DMT standard and successfully tested the product with customers.

ECI has begun working extensively with Nortel Networks worldwide in implementing the strategic relationship the two companies announced several months ago, to deliver broadband access networking solutions.

COMMENTING ON THE RESULTS, DORON INBAR, PRESIDENT AND CEO SAID, "We are pleased to report continued revenue growth and a substantial narrowing of our net loss. We are experiencing strong demand for our products. Our backlog has increased and our overall visibility has improved substantially.

"We see a clear pickup in our business. We expect continued revenue growth throughout 2004. With the distribution of the ECtel shares, our financials will better reflect the results of our core business. We plan to return to profitability earlier than expected during 2004."


OTHER BUSINESSES
ECTEL (58% owned by ECI), reported revenues of $3.3 million in the first quarter of 2004, compared to $5.6 million in the fourth quarter and $10.0 million in the first quarter of last year. These results reflect the company's Telecom activities. As noted last quarter, ECtel's results, in all reported periods, reflect the discontinuation of its Government business, the sale of which to Verint closed on March 31. Its net income for the quarter, which includes a one time gain from the Verint transaction, was $2.9 million, compared to a net loss in the fourth quarter of $11.6 million and a net loss of $3.8 million in the first quarter of 2003.

ECI's sales to VERAZ NETWORKS totaled $7 million in the first quarter of 2004, as compared with $6.4 million recorded in the fourth quarter of 2003 and $9 million in the first quarter of 2003. Privately held Veraz Networks, of which ECI holds 43%, is a leader in the emerging Voice over IP market and continues to establish a strong position for itself in this growing market. Veraz received several prestigious awards during the quarter, further enhancing its visibility in its target markets. It launched Primus Communications with a complete VoIP vertical solution replacing TDM switches from a large competitor and completed acceptance testing with Power Net Global carrying live VoIP commercial traffic.

A conference call to discuss ECI Telecom's results will take place today, May 6, 2004 at 8:30am EST (3:30pm Israel).

To access the conference call, please dial one of the following numbers:
US: (888) 273-9887, International: (612) 332-0637, Israel: 1800-9370052.

A replay option will be available after the conference call, from 12:00 pm EST on May 6, 2004, through May 13, 2004, at 11:59pm EST.

Replay numbers:
US: (800)-475-6701, Int. +320-365-3844. Access code for both: 729618.

A webcast of the conference call can be accessed on the ECI Telecom website at www.ecitele.com.

A replay of the webcast will also be available on ECI Telecom's website.

ABOUT ECI TELECOM
ECI Telecom provides advanced telecommunications solutions to leading carriers and service providers worldwide. By translating a deep understanding of its customers' needs into innovative, technologically excellent solutions, ECI enables its customers to increase the value of their networks and reduce operating expenses. ECI's platforms enable carriers and service providers to easily introduce new revenue-generating services. ECI has pioneered key technologies including voice compression, SDH, DSL, and has enabled the establishment of global networks. ECI specializes in metro optical networks, broadband access, bandwidth management and carrier-class VoIP solutions.

Certain statements contained in this release may contain forward-looking information with respect to plans, projections, or future performance (including guidance on future financial performance) of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, actual revenues earned from announced contracts, the general deterioration of the global economy and slowdown in expenditures by telecommunications service providers, our substantial net losses and possibility of future net losses, rapid technological change in our markets, competitive factors, price erosion in the market for certain of our products, dependence on large customers, fluctuations in our quarterly and annual results, potential inability to raise additional funds, if needed, on favorable terms, risks associated with international sales, fluctuations in the results of our subsidiary ECtel, risks relating to our intellectual property, integration of recently combined operations, substantial outstanding line of credit and related loan to one of our customers and its affiliate, unexpected tax demands, currency fluctuations, potentially disruptive acquisitions, dependence on limited suppliers and subcontractors, as well as risks related to operations in Israel, and other risks detailed in the Company's annual report on Form 20-F for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission.

Contact: Investor Relations, ECI Telecom:
-----------------------------------------
Jay Kalish  +(972)-3-926-6255 email: jay.kalish@ecitele.com
Kim Kelly +(972)-3-926-6092, email: kim.kelly@ecitele.com

                                    TABLE - 1
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
               GAAP REPORTED CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE FIGURES)

                                                                       Three
                                                                       Months
                                           Three Months Ended          ended
                                                                      December
                                                March 31,                31,
                                        --------------------------  -----------
                                            2004          2003          2003
                                        ------------  ------------  -----------
Revenues                                      110.8         113.5        108.6
Cost of revenues                               70.7          67.8         66.1
                                        ------------  ------------  -----------
Gross profit                                   40.1          45.7         42.5
Research and development costs, net            17.9          18.3         17.2
Selling and marketing expenses                 20.8          21.0         22.4
General and administrative expenses            12.3          12.0         11.8
Amortization of intangible assets                 -           0.8          0.3
Restructuring expenses                          2.6             -          1.9
                                        ------------  ------------  -----------
Operating loss                                (13.4)         (6.5)       (11.0)
Financial income (expenses), net               (0.1)         (0.5)         0.2
Other income (expenses), net                    2.0 *        (0.2)        (0.5)
                                        ------------  ------------  -----------
Loss from continuing operations
 before taxes on income                       (11.5)         (7.2)       (11.3)
Taxes on income                                (0.2)         (0.6)        (0.7)
                                        ------------  ------------  -----------
Loss from continuing operations
 after taxes on income                        (11.7)         (7.8)       (12.0)
Company's equity in results of
 investee companies - net                      (0.5)         (1.1)        (2.7)
Minority interest in results of
 subsidiaries - net                             3.9           2.6          2.9
                                        ------------  ------------  -----------
Loss from continuing operations                (8.3)         (6.2)       (11.8)
Income (loss) on discontinued
operations, net of tax                          7.1          (1.6)        (1.8)
                                        ------------  ------------  -----------
Net Loss                                       (1.2)         (7.8)       (13.6)
                                        ============  ============  ===========



BASIC AND DILUTED LOSS PER SHARE
Continuing operations                         (0.08)        (0.06)       (0.11)
Discontinued operations                        0.07         (0.01)       (0.02)
                                        ------------  ------------  -----------
                                              (0.01)        (0.07)       (0.13)
                                        ============  ============  ===========

Weighted average number of shares
 outstanding used to compute basic
 and diluted loss per share -
 in millions                                  108.1         107.6        108.0
                                        ============  ============  ===========


* Includes a $1.5 million gain from the sale of shares realized upon the exercise of Alvarion warrants received in the InnoWave transaction in 2003

                                    TABLE - 2
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                    GAAP REPORTED CONSOLIDATED BALANCE SHEETS
                          (In millions of U.S. dollars)


                                                  March 31,   December 31,
                                                    2004         2003
                                                ------------  ------------

ASSETS
Current Assets
--------------

Cash and cash equivalents                             145.4         145.4
Short-term investments                                 24.5          44.9
Trade Receivables                                     148.1         166.7
Other receivables and prepaid expenses                 29.2          22.8
Work in progress                                        3.8          10.5
Inventories                                           145.8         123.0
Assets - discontinued operations                          -           2.3
                                                ------------  ------------
Total current assets                                  496.8         515.7
                                                ------------  ------------

Long-term receivables and related deposits,
net                                                   102.8         106.6
                                                ------------  ------------
Long-term deposits and marketable securities          107.7          65.8
                                                ------------  ------------
Investments                                            28.3          28.9
                                                ------------  ------------
Property, plant and equipment, net                    123.3         123.3
                                                ------------  ------------
Software development costs, net                        16.1          16.3
                                                ------------  ------------
Other assets                                           20.9          21.0
                                                ------------  ------------

                                                ------------  ------------
TOTAL ASSETS                                          896.0         877.6
                                                ============  ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
-------------------

Short-term bank loans and current maturities           30.0          30.0
Trade payables                                         67.3          56.7
Other payables and accrued liabilities                130.6         118.0
Liabilities - discontinued operations                     -           0.7
                                                ------------  ------------
Total current liabilities                             227.9         205.4
                                                ------------  ------------

Long-term liabilities
Bank loans                                             22.5          30.0
Other liabilities                                       6.0           6.0
Liability for employee severance benefits,
net                                                    24.5          26.6
                                                ------------  ------------
Total long-term liabilities                            53.1          62.6
                                                ------------  ------------

                                                ------------  ------------
Total liabilities                                     280.9         268.1
                                                ------------  ------------

Minority Interest                                      41.7          40.0
                                                ------------  ------------
Shareholders' equity
--------------------

Share capital                                           6.2           6.2
Capital surplus                                       664.7         662.9
Accumulated other comprehensive loss                   (2.1)         (5.4)
Retained deficit                                      (95.4)        (94.2)
                                                ------------  ------------
Total shareholders' equity                            573.4         569.5
                                                ------------  ------------

                                                ------------  ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            896.0         877.6
                                                ============  ============

                                  TABLE - 3 (1)
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
       This schedule is to assist the reader in reconciling from the GAAP reported results to Proforma results excluding ECtel results
             (In millions of U.S. dollars, except per share figures)

                                              Three Months Ended March 31,
                                                          2004
                                          --------------------------------------
                                              GAAP         ECtel       Proforma
                                            Reported    Results (1)
                                          -----------  ------------  -----------

Revenues                                       110.8           3.3        107.5
Cost of revenues                                70.7           3.7         67.0
                                          -----------  ------------  -----------
Gross profit                                    40.1          (0.4)        40.5
Research and development costs                  17.9           1.8         16.1
Selling and marketing expenses                  20.8           2.9         17.9
General and administrative expenses             12.3           4.3          8.0
Restructuring expenses                           2.6             -          2.6
                                          -----------  ------------  -----------
Operating loss                                 (13.4)         (9.3)        (4.1)
Financial expenses ,net                         (0.1)         (0.0)        (0.1)
Other income, net                                2.0             -          2.0
                                          -----------  ------------  -----------
Loss from continuing operations
 before taxes on income                        (11.5)         (9.4)        (2.2)
Taxes on income                                 (0.2)          0.1         (0.3)
                                          -----------  ------------  -----------
Loss from continuing operations
 after taxes on income                         (11.7)         (9.3)        (2.4)
Company's equity in results of
 investee companies - net                       (0.5)            -         (0.5)
Minority interest in results of
 subsidiaries - net                              3.9           3.9         (0.0)
                                          -----------  ------------  -----------
Loss from continuing operations                 (8.3)         (5.4)        (2.9)
Income on discontinued operations,
 net of tax                                      7.1           7.1            -
                                          -----------  ------------  -----------
Net income (loss)                               (1.2)          1.7         (2.9)
                                          ===========  ============  ===========

BASIC AND DILUTED LOSS PER SHARE
Continuing operations                          (0.08)        (0.05)       (0.03)
Discontinued operations                         0.07          0.07            -
                                          -----------  ------------  -----------
                                               (0.01)         0.02        (0.03)
                                          ===========  ============  ===========

Weighted average number of shares
 outstanding used to compute basic and
 diluted loss per share - in millions          108.1         108.1        108.1
                                          ===========  ============  ===========

(1) ECtel results as included in ECI's statement of operations

                                  TABLE - 3 (2)
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
       This schedule is to assist the reader in reconciling from the GAAP reported results to Proforma results excluding ECtel results
             (In millions of U.S. dollars, except per share figures)

                                             Three Months Ended December 31,
                                                          2003
                                          --------------------------------------
                                             GAAP          ECtel       Proforma
                                           Reported     Results (1)
                                          ----------   ------------  -----------

Revenues                                      108.6            5.6        103.1
Cost of revenues                               66.1            3.8         62.3
                                          ----------   ------------  -----------
Gross profit                                   42.5            1.8         40.7
Research and development costs, net            17.2            2.3         14.9
Selling and marketing expenses                 22.4            3.4         19.0
General and administrative expenses            11.8            4.8          7.0
Amortization of intangible assets               0.3              -          0.3
Restructuring expenses                          1.9              -          1.9
                                          ----------   ------------  -----------
Operating loss                                (11.0)          (8.7)        (2.3)
Financial income ,net                           0.2            0.1          0.1
Other expenses, net                            (0.5)          (0.0)        (0.5)
                                          ----------   ------------  -----------
Loss from continuing operations
 before taxes on income                       (11.3)          (8.6)        (2.7)
Taxes on income                                (0.7)           0.1         (0.7)
                                          ----------   ------------  -----------
Loss from continuing operations
 after taxes on income                        (12.0)          (8.6)        (3.4)
Company's equity in results of
 investee companies - net                      (2.7)             -         (2.7)
Minority interest in results of
 subsidiaries - net                             2.9            3.5         (0.6)
                                          ----------   ------------  -----------
Loss from continuing operations               (11.8)          (5.0)        (6.8)
Loss on discontinued operations,
 net of tax                                    (1.8)          (1.8)           -
                                          ----------   ------------  -----------
Net loss                                      (13.6)          (6.8)        (6.8)
                                          ==========   ============  ===========

BASIC AND DILUTED LOSS PER SHARE
Continuing operations                         (0.11)         (0.05)       (0.06)
Discontinued operations                       (0.02)         (0.02)           -
                                          ----------   ------------  -----------
                                              (0.13)         (0.06)       (0.06)
                                          ==========   ============  ===========

Weighted average number of shares
 outstanding used to compute basic and
 diluted loss per share - in millions         108.0          108.0        108.0
                                          ==========   ============  ===========

(1) ECtel results as included in ECI's statement of operations

                                  TABLE - 3 (3)
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                 PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
       This schedule is to assist the reader in reconciling from the GAAP reported results to Proforma results excluding ECtel results
             (In millions of U.S. dollars, except per share figures)

                                              Three Months Ended March 31,
                                                          2003
                                          --------------------------------------
                                             GAAP          ECtel       Proforma
                                           Reported     Results (1)
                                          ----------   ------------  -----------

Revenues                                      113.5           10.0        103.5
Cost of revenues                               67.8            5.0         62.8
                                          ----------   ------------  -----------
Gross profit                                   45.7            5.0         40.7
Research and development costs, net            18.3            2.3         16.1
Selling and marketing expenses                 21.0            3.6         17.4
General and administrative expenses            12.0            3.9          8.1
Amortization of intangible assets               0.8              -          0.8
                                          ----------   ------------  -----------
Operating loss                                 (6.5)          (4.8)        (1.7)
Financial income (expenses), net               (0.5)           0.0         (0.5)
Other expenses, net                            (0.2)          (0.0)        (0.2)
                                          ----------   ------------  -----------
Loss from continuing operations
 before taxes on income                        (7.2)          (4.8)        (2.4)
Taxes on income                                (0.6)              -        (0.6)
                                          ----------   ------------  -----------
Loss from continuing operations
 after taxes on income                         (7.8)          (4.8)        (3.0)
Company's equity in results of
 investee companies - net                      (1.1)              -        (1.1)
Minority interest in results of
 subsidiaries - net                             2.6            2.1          0.5
                                          ----------   ------------  -----------
Loss from continuing operations                (6.2)          (2.7)        (3.5)
Income (loss) on discontinued
operations, net of tax                         (1.6)           0.5         (2.1)
                                          ----------   ------------  -----------
Net loss                                       (7.8)          (2.2)        (5.6)
                                          ==========   ============  ===========

BASIC AND DILUTED LOSS PER SHARE
Continuing operations                         (0.06)         (0.02)       (0.03)
Discontinued operations                       (0.01)          0.00        (0.02)
                                          ----------   ------------  -----------
                                              (0.07)         (0.02)       (0.05)
                                          ==========   ============  ===========

Weighted average number of shares
 outstanding used to compute basic and
 diluted loss per share - in millions         107.6          107.6        107.6
                                          ==========   ============  ===========

(1) ECtel results as included in ECI's statement of operations